Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ITC^DeltaCom, Inc.

Huntsville, Alabama

We hereby consent to inclusion in this Prospectus constituting a part of this Amendment No. 1 to this Registration Statement of our report dated March 22, 2010 (except Note 13(b) as to which the date is June 10, 2010) relating to the consolidated financial statements of ITC^DeltaCom, Inc., and our reports dated March 22, 2010 relating to the effectiveness of ITC^DeltaCom, Inc.’s internal control over financial reporting and the financial statement schedule of ITC^DeltaCom, Inc. appearing elsewhere in the Registration Statement.

We also consent to the reference to us under the heading “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

Atlanta, Georgia

June 25, 2010